EXHIBIT 99.1

Oakley Appoints Jeff Moorad, Arizona Diamondbacks' General Partner, to Its Board of Directors

FOOTHILL RANCH, Calif., Dec. 13, 2006 (PRIME NEWSWIRE) -- Oakley, Inc. (NYSE:OO) today announced the appointment of Jeff Moorad to the company's Board of Directors effective December 15, 2006. Mr. Moorad is part-owner and general partner of Major League Baseball's(r) Arizona Diamondbacks. The Arizona Diamondbacks team is based in Phoenix, Arizona and competes in the West Division of the National League.

"Jeff is an entrepreneurial-minded executive with a successful track record of building and managing high growth companies and we are extremely pleased to welcome him to our board of directors," said Oakley Chief Executive Officer Scott Olivet. "His wide range of business experiences, unique sports perspective, and fit with our culture make him an ideal addition to our team. We look forward to his contributions as we continue to execute against our new strategic direction."

Prior to joining the Diamondbacks' ownership group in 2004, Mr. Moorad served as president and chief executive officer of Moorad Sports Management, a company he founded in 1981 with a special emphasis on Major League Baseball(r). He joined forces with Leigh Steinberg in 1985 to form one of the most powerful partnerships in the history of sports representation, covering both Major League Baseball(r) and the National Football League(r).

During their tenure together, they negotiated more than $3 billion in athlete contracts including deals for NFL(r) Hall of Fame quarterbacks Troy Aikman, Warren Moon, and Steve Young. Moorad was the chief negotiator on a number of landmark baseball contracts as well for a client base that included Manny Ramirez, Eric Karros, Darin Erstad, Ivan Rodriguez, Mo Vaughn, Pat Burrell, Shawn Green, Will Clark, and Matt Williams.

Mr. Moorad earned a bachelor's degree in political science from the University of California at Los Angeles and a law degree from Villanova University School of Law.

Oakley's Board of Directors

Mr. Moorad qualifies as an independent director under the listing standards of the New York Stock Exchange, Inc. and the company's Corporate Governance Guidelines and will serve on the Nominating and Corporate Governance Committee. His appointment brings the company's Board of Directors to nine members including Oakley Founder and Chairman Jim Jannard, Chief Executive Officer Scott Olivet, and independent directors Tom Davin, Mary George, Colombe Nicholas, Mike Puntoriero, Greg Trojan and Frits van Paasschen. Each of the Board's committees continues to be comprised solely of independent directors.

About Oakley, Inc.

Oakley is a worldwide leader in performance optics including market-leading premium sunglasses, goggles, and prescription eyewear. Headquartered in Southern California, the company's optics brand portfolio includes Dragon, Fox Racing, Mosley Tribes, Oliver Peoples, and Paul Smith Spectacles. In addition to its worldwide wholesale business, the company operates retail locations including Oakley Stores, Oakley Vaults, The Optical Shop of Aspen, and Sunglass Icon, the second largest sunglass specialty chain in the United States. The company also offers an array of Oakley-branded apparel, footwear, watches and accessories. Additional information is available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "forward-looking statements" and "safe harbor" provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and are typically identified by the use of terms such as "look," "may," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements may be expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; execution of anticipated restructuring and realignment of product categories; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives. Additional factors are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company's Form 10-K for the year ended December 31, 2005 and as updated in the company's quarterly filings on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company is under no obligation, and expressly disclaims any obligation, to update or alter this forward-looking information.

CONTACT:  Oakley, Inc.
          Lance Allega, Director of Investor Relations
          (949) 672-6985
          lallega@oakley.com